Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective this          day of January, 2007, between American Defense Systems, Inc. (“the Company”) and Gary Sidorsky (“Executive”) (sometimes referred to herein individually as “Party” or collectively as “Parties”).

WHEREAS, the Company, having employed Executive on an ongoing basis, now wishes to formalize the relationship and employ Executive on the terms and conditions contained in this Agreement; and Executive wishes to accept such employment.

NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.  DEFINITIONS.  Those words and terms that have special meanings for purposes of this Agreement are specially defined through the use of parenthetical quotations and upper-lower case lettering.

2.  EMPLOYMENT.

2.1.  Position and Term.  The Company hereby employs Executive as Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer, and Executive hereby accepts said employment and agrees to render such services to the Company on the terms and conditions set forth in this Agreement.  Unless terminated in accordance with Section 5 below, this Agreement shall terminate five (5) years from the Effective Date of this Agreement (the “Initial Term”); provided, however, that, while this Agreement is in effect, beginning one (1) year following the Effective Date and continuing on each one-year anniversary of the Agreement (the “Annual Renewal Date”), this Agreement shall be automatically extended for an additional one (1) year (“Renewal Term”), unless one of the Parties gives the other Party written notice of non-renewal (in accordance with Section 6.2 below) at least thirty (30) days before the impending Annual Renewal Date (in which event this Agreement shall continue in effect for the remainder of the then current Term).  Reference herein to “Term” shall refer both to the Initial Term and any successive Renewal Term, as the context requires.

2.2.  Duties.  During the Term, Executive shall devote his full working time, attention and best efforts to further the interests of the Company and shall perform such services for the Company as are consistent with his position.

3.  COMPENSATION AND BENEFITS.

3.1.  Base Salary.  For services rendered by Executive under this Agreement, the Company shall pay Executive a minimum base salary of $153,000 per year (“Base Salary”).  The Company’s Chief Executive Officer shall review and Executive’s Base Salary on an annual basis and may, in his sole discretion, increase the Base Salary from time to time in such amounts as may determined by him.  Said Base Salary shall be payable in accordance with the Company’s regular payroll practices for executive employees.

3.2.  Bonus(es).  Executive shall be entitled to the bonus or bonuses set forth in Schedule A hereto, which is incorporated by reference hereto.

3.3.  Withholding.  All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as must be withheld pursuant to any applicable law or regulation.

3.4.  Stock Options.  Executive shall be eligible to participate in the Company’s Stock Option Plan as it may be amended from time to time.  All grants under the Stock Option Plan shall be made in accordance with and subject to the terms thereof.

3.5.  Benefits.  Except as otherwise provided in this Agreement, Executive shall be entitled to participate in and receive the benefits of any benefit plans, benefits and privileges given to similar level employees of the Company, to the extent commensurate with his then duties and responsibilities (“Benefit Plans”) when and if such Benefit Plans are established by the Company.  The Company shall not make any changes in such Benefit Plans that would adversely affect Executive’s rights or benefits thereunder unless such change occurs pursuant to a program applicable to all similar level employees of the Company and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other similar level employee of the Company.  With limiting the above, Executive shall be entitled to the benefits set forth in Schedule A hereto.

4.  SUPPORT AND EXPENSES

4.1.  Support.  The Company shall provide Executive with secretarial, administrative and support staff, and furnished offices and conference facilities, in the Hicksville, New York area, and in such other location, if any, in which Executive hereafter agrees to perform services on behalf of the Company, all of which shall be consistent with Executive’s duties and sufficient for the efficient performance of those duties.

4.2.  Expenses.  The Company shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with, the Company’s business, including, but not by way of limitation, traveling expenses, communication expenses, and all reasonable entertainment expenses (whether incurred at Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Company.

5.  TERMINATION.

5.1.  Termination Due to Death.  This Agreement shall terminate automatically upon Executive’s death, in which event the Company shall promptly pay his spouse or estate, as applicable, all compensation, expenses and other amounts owed to him as of the date of his death and thereafter shall have no further obligation to pay him compensation (unless required by applicable law).

5.2.  Termination Due to Disability.  The Company shall have the right to terminate Executive’s employment due to his Disability, in which event the Company shall promptly pay him all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below) and thereafter shall have no further obligation to pay him compensation (unless required by applicable law).  “Disability” for purposes of this Section shall mean Executive is unable to perform the essential functions of his position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for at least six months in the aggregate during any twelve month period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act and other applicable laws.

5.3.  Termination by Executive without Good Reason.  Executive shall have the right to terminate his employment at any time without Good Reason (as that term is defined in Section 5.6 below, and subject to the conditions specified in Section 5.10 below), in which event the Company shall promptly pay him all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below) and thereafter shall have no further obligation to pay him compensation (unless required by applicable law).

5.4.  Termination by the Company Without Cause.  The Company shall have the right to terminate Executive’s employment without Cause upon sixty (60) days written notice (subject to and in accordance with Sections 5.10 and 6.2 below), in which event the Company shall: (a) on the Date of Termination, pay Executive all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below); and (b) continue to pay Executive’s Base Salary (in effect as of the Date of Termination) for the remainder of the Term or for two (2) years after the Date of Termination, whichever is greater; provided however, that upon a termination pursuant to this Section 5.4 within six (6) months before the effective date of a Change in Control (as defined herein), or within eighteen (18) months following the effective date of such a Change in Control, the Company shall continue to pay Executive’s Base Salary for the remainder of the Term or for three (3) years after the Date of Termination, whichever is greater.  “Change in Control” as used in this Agreement means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur; (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (iii)  there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or (iv)  during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

5.5.  Termination by the Company for Cause.  The Company shall have the right to terminate Executive’s employment for Cause subject to the conditions set forth herein.  If the Company terminates Executive’s employment for Cause, the Company shall promptly pay Executive all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below) and thereafter shall have no further obligation to pay him compensation.  As used in this Agreement, “Cause” shall mean any of the following: (a) Executive’s conviction of a felony crime; (b) Executive’s commission of fraud against, or embezzlement or material misappropriation from, the Company; or (c) Executive’s material breach of this Agreement.  With respect to matters relating to subsections 5.5(b) and (c) herein, the Board shall give Executive prompt notice (in accordance with Section 6.2 below), and shall afford Executive thirty days after his receipt of such written notice to cure such grounds.  Cause shall be determined in good faith by the affirmative vote of a majority of the whole Board (excluding Executive if he is a member of the Board) after Executive has been provided the opportunity to make a presentation to the Board (which presentation may be with counsel).

5.6.  Termination by Executive for Good Reason.  Executive shall have the right to terminate his employment for Good Reason, in which event he shall be entitled to receive the same payments and benefits specified in Section 5.4 of this Agreement.  “Good Reason” shall mean the occurrence of any of the following without Executive’s prior express written consent: (a) the Company, or a successor as contemplated in Section 6.1 below, breaches any material term of this Agreement; (b) the Company, or a successor as contemplated in Section 6.1 below, makes or causes a material adverse change in his functions, duties or responsibilities; (c) the Company, or a successor as contemplated in Section 6.1 below, reduces his Base Salary (as the same may be increased from time to time); (d) the Company, or a successor as contemplated in Section 6.1 below, causes or allows a material reduction in his entitlement to benefits under Section 3 above (except to the extent permitted by Section 3.5 thereof); (e) the Company, or a successor as contemplated in Section 6.1 below, requires him to work in an office more than twenty-five (25) miles from the location of his current principal executive office (except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations); (f) the Company, or a successor as contemplated in Section 6.1 below, terminates Anthony Piscitelli’s employment without Cause, or Anthony Piscitelli terminates his employment for Good Reason; and (g) the Company, or a successor as contemplated in Section 6.1 below, fails to obtain the assumption of, and agreement to perform, this Agreement by a successor as contemplated in Section 6.1 below.  In order to terminate his employment under this Section, Executive shall: (i) give the Company written notice of termination under this Section (subject to and in accordance with Sections 5.10 and 6.2 below) within ninety (90) days of the most recent event(s) constituting grounds for termination under this Section; and (ii) give the Company thirty (30) days written notice (subject to and in accordance with Sections 5.10 and 6.2 below) of such termination, during which thirty (30) day period the Company shall be afforded the opportunity to cure the deficiencies giving rise to such termination.

5.7.  Benefits Upon Termination.  Except as otherwise provided in this Agreement, in the event of termination of Executive’s employment under Sections 5.1 through 5.6 above, Executive’s entitlement to benefits under any Benefit Plan (as defined in Section 3.5 above) shall be determined in accordance with applicable law and the provisions of such Benefit Plan.

5.8.  Termination by Mutual Consent.  Notwithstanding any of the foregoing provisions of this Section 5, if, at any time during the Term, the Parties by mutual consent decide to terminate this Agreement, they may and shall do so by separate agreement setting forth the terms and conditions of such termination.

5.9.  Withholding.  All payments required to be made by the Company to Executive under Section 5 of this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as must be withheld pursuant to any applicable law or regulation.

5.10.  Notice of Termination.  Any purported termination of Executive’s employment by the Company for any reason, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other Party.  A “Notice of Termination” shall mean a dated notice that: (a) indicates the specific termination provision in this Agreement relied on; (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; (c) specifies a Date of Termination; and (d) is given in the manner specified in Section 6.2.  “Date of Termination” shall mean the later of: (i) the date specified in the Notice of Termination required by this Section; and (ii) the date Notice of Termination is deemed to have been duly given in accordance with Section 6.2 of this Agreement.

6.  GENERAL PROVISIONS.

6.1.  Assignment.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign this Agreement or its rights and obligations hereunder.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

6.2.  Notice.  All Notices of Termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	American Defense Systems, Inc.
230 Duffy Ave., Unit C
Hicksville, NY 11801

To Executive:	[INSERT APPLICABLE ADDRESS]

Either Party may change the address to which Notices of Termination and other communications provided for in this Agreement shall be sent to that Party, by giving the other Party notice in the manner provided in this Section.

6.3.  Indemnification.  The Company shall indemnify Executive and hold him harmless for any and all liabilities arising from the performance of his duties under this Agreement and services for the Company, subject to and in accordance with applicable law and any applicable indemnification provisions in the Company’s Articles of Incorporation and/or Bylaws.

6.4.  Tax Treatment of Payments and/or Benefits.  Each payment made pursuant to the terms of this Agreement is intended as a separate payment within the meaning of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  To the extent applicable and notwithstanding any other provision in this Agreement, this Agreement and payments or benefits hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement; provided, however, in the event that the Company determines that any payments or benefits hereunder may be taxable to

Executive under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery  of such amount, the Company may (i) adopt such amendments to the Agreement that the Company reasonably and in good faith determines necessary or appropriate to preserve the intended tax treatment of the benefits provided under this Agreement and/or (ii) take such other actions, including delaying the payment or delivery hereunder, as the Company determines necessary or appropriate to comply with or exempt the payments or benefits from the requirements of Code Section 409A.

6.5.  Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each of the Parties for that express purpose.

6.6.  Non-Waiver of Breach.  No failure by either Party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either Party to act with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

6.7.  Severability.  In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.8.  Governing Law.  The validity and effect of this Agreement and the rights and obligations of the Parties hereto shall be construed and determined accordance with the law of the State of New York without regard to its conflicts of laws or principles.

6.9.  Dispute Resolution.  Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be resolved through good faith negotiation between the Parties.  If the Parties are unsuccessful at resolving the dispute through such negotiation, the Parties agree to attempt in good faith to resolve the dispute by mediation in New York City, New York (or such other location agreed upon between the Parties), administered by JAMS.  Either Party may commence such mediation by providing the other Party (in accordance with Section 6.2 above) and JAMS a written request for mediation, setting forth the subject of the dispute and the relief requested.  The Parties covenant that they will cooperate in good faith with JAMS and one another in selecting a mediator from JAMS panel of neutrals and in scheduling and participating in the mediation proceedings.  If the Parties are unsuccessful at resolving the dispute through such mediation, the Parties agree to final and binding arbitration in New York City, New York (or such other location agreed upon between the Parties), administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (except insofar as they conflict with the express provisions of this Section) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  Either Party initiating such arbitration must do so by filing a written demand for arbitration (and giving the other Party notice in accordance with Section 6.2 above) at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first.  The mediation may continue after the commencement of arbitration if the Parties so agree.  Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator.  The arbitrator may, in the award, allocate all or part of the costs, fees and expenses of the arbitration, including the arbitrator’s fees and the prevailing Party’s attorneys’ fees.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The provisions of this Section may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

6.10.  Entire Agreement.  This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the Parties dealing with such subject matter, whether oral or written.

6.11.  Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any corporation or entity with which the Company may merge or consolidate.

6.12.  Headings.  Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

6.13.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

6.14.  Executive’s Warranties.  Executive expressly warrants that he has carefully read and fully understands all the provisions of this Agreement and is hereby advised by the Company to consult with an attorney of his own choosing in deciding whether to sign this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

American Defense Systems, Inc.

By:	/s/ Anthony J. Piscitelli	/s/ Gary Sidorsky
	Anthony J. Piscitelli	Gary Sidorsky
Chief Executive Officer

SCHEDULE A

GARY SIDORSKY EMPLOYMENT AGREEMENT

3.2.  Annual Bonuses.  For the 2007 fiscal year, Executive shall be entitled to earn and be paid an annual bonus (“2007 Annual Bonus”) based on his performance.  The Company shall determine, reasonably and in good faith, the amount of the 2007 Annual Bonus.  The 2007 Annual Bonus shall be paid in cash not later than the ninetieth (90th) day following the last day of the 2007 fiscal year and in a manner in accordance with the Company’s regular payroll practices for executive employees.  Beginning with the 2008 fiscal year, Executive shall be entitled to earn and be paid an annual bonus each fiscal year of 1.25% of the increase in the Company’s EBITDA over the preceding fiscal year (“Annual Bonus”).  (For example, in 2008 Executive would be entitled to 1.25% of the amount by which EBITDA for the fiscal year ended in 2008 is greater than the FYE in 2007.)  The Annual Bonus, if earned, shall be paid in cash within sixty (60) days following the date the Company’s auditors issue their audit report on the Company’s financial statements for the fiscal year with respect to which such Annual Bonus relates, and in any event not later than one hundred (120) days after the last day of such fiscal year, and in a manner in accordance with the Company’s regular payroll practices for executive employees.  The payment of the Annual Bonus shall be prorated for any partial fiscal year during the Term.  The term “EBITDA” means earnings before interest income, interest expense, taxes, depreciation and amortization of the Company’s consolidated businesses each as determined in accordance with U.S. generally accepted accounting principles.  If otherwise eligible, Executive: (a) need not be employed by the Company at the time the 2007 Annual Bonus and/or the Annual Bonus is/are calculated and/or paid out in order to receive the 2007 Annual Bonus or Annual Bonus, as applicable; and (b) is entitled to a pro-rated portion of 2007 Annual Bonus or the Annual Bonus, as applicable, if his employment terminates for any reason before the end of the applicable fiscal year.

3.5 Benefits.

3.5.1.  Vacation.  Executive shall be entitled to two (2) weeks of paid vacation each calendar year.  In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Company shall pay Executive for all unused vacation for the remainder of the Company’s then current fiscal year.

3.5.2.  D&O Liability Insurance.  The Company shall provide Executive with directors’ and officers’ liability insurance coverage in an amount that the Company, reasonably and in good faith, determines to be appropriate and affordable.  After the expiration of Executive’s employment and/or the termination of this Agreement, the Company shall provide Executive with directors’ and officers’ liability insurance coverage in an amount and for a period of time that the Company, reasonably and in good faith, determines to be appropriate and affordable.

3.5.3.  Life Insurance.  The Company shall provide Executive with life insurance in accordance with the terms of any applicable life insurance plan established by the Company.

3.5.4.  Long-Term Disability Insurance.  The Company shall provide Executive with long-term disability insurance in accordance with the terms of any applicable long-term disability plan established by the Company.